TECHNE CORPORATION REPUCHASES COMMON STOCK

Minneapolis/March 2, 2005-Techne Corporation (NASDAQ:TECH) announced today it has repurchased approximately 2.9 million shares, or about 7 percent of its outstanding common stock, for $100 million. The transaction was completed through a financial intermediary pursuant to an accelerated share buyback ("ASB") program. The number of common shares outstanding has been reduced for this transaction effective today.

The shares were purchased at an initial price of $34.45 per share, subject to a market price adjustment provision expected to be settled in December 2005. At the end of the settlement period, the Company will receive or pay the price adjustment based on the volume weighted average price of the shares traded on the Nasdaq prior to the settlement date. Approximately two-thirds of the shares purchased pursuant to the ASB program are subject to a collar, which effectively sets a minimum and maximum price the Company will be obligated to pay for such shares. The collar was established in exchange for an upfront payment.

The share repurchase was funded with a portion of the Company's existing cash and available-for-sale investments. Following the repurchase, the Company has cash and available-for-sale investments of approximately $115 million, mortgage debt of about $15 million and shareholders' equity in excess of $235 million.

"Today's share repurchase allowed the Company to acquire approximately 2.9 million shares at an initial price that was near its 52-week low. This transaction will immediately have a positive impact on our earnings per share at a time of solid revenue growth and improving earnings. Our current cash and investments combined with substantial quarterly cash generation will also provide us the financial flexibility to further invest in and grow our business and increase shareholder value," said Thomas E. Oland, Techne Corporation's Chairman and Chief Executive Officer.


Certain statements in this press release are forward-looking statements, which involve risks and uncertainties which may cause such statement to differ materially from actual results. You should carefully consider forward-looking statements and understand that such statements involve a variety of risks and uncertainties. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially. Forward-looking statements in this release relate primarily to revenue and earnings per share growth, the protection afforded by the purchase price adjustment to which the transaction is subject and the adequacy of the Company's capital resources.

The following important factors, among others, have affected and, in the future, could affect the Company's revenue and earnings per share: the introduction and acceptance of new biotechnology and hematology products, the levels and particular directions of research by the Company's customers, the impact of the growing number of producers of biotechnology research products and related price competition, the retention of hematology OEM and proficiency survey business, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships. For additional information concerning such factors, see the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission.


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Techne Corporation has two operating subsidiaries:  Research and Diagnostic
Systems, Inc. (R&D Systems) of Minneapolis, Minnesota and R&D Systems Europe, Ltd. (R&D Europe) of Abingdon, England. R&D Systems is a specialty manufacturer of biological products and R&D Europe is a distributor of biotechnology products.

Contact:  Greg Melsen, Chief Financial Officer
          Kathy Backes, Controller
          (612) 379-8854